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                                                                    EXHIBIT 4(a)

                            GENOME THERAPEUTICS CORP.
                            -------------------------
                          EMPLOYEE STOCK PURCHASE PLAN
                          ----------------------------
                       (As amended through June 25, 2002)

SECTION 1.  PURPOSE OF PLAN
            ---------------

     The Genome Therapeutics Corp. Employee Stock Purchase Plan, as amended June 25, 2002 (the "Plan"), is intended to provide a method by which eligible employees of Genome Therapeutics Corp. (the "Company") may use voluntary, systematic payroll deductions to purchase shares of Common Stock, $.10 par value of the Company (such Common Stock being hereafter referred to as "Stock") and thereby acquire an interest in the future of the Company. The purpose of the Plan is to assist the Company in retaining high quality employees and to expand employee stock ownership. The Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

SECTION 2.  OPTIONS TO PURCHASE STOCK
            -------------------------

     Under the Plan, there is available an aggregate of not more than 500,000 shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options ("Options") granted under the Plan to employees of the Company ("Employees") who meet the eligibility requirements set forth in Section 3 hereof ("Eligible Employees"). The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors of the Company (the "Board of Directors") may determine.

SECTION 3.  ELIGIBLE EMPLOYEES
            ------------------

     Except as otherwise provided below, each Employee who, on the first day of an Option Period (as defined below) following his or her employment by the Company, is scheduled to work at least 20 hours per week and is expected to be employed by Company for at least five months per year will be eligible to participate in the Plan

     (a) Any Employee who immediately after the grant of an Option would own (or pursuant to Section 423(b)(3) of the Code would be deemed to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, as defined in Section 424 of the Code, will not be eligible to receive an Option to purchase Stock pursuant to the Plan.

     (b) No Employee will be granted an Option under the Plan that would permit his or her rights to purchase shares of stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the Option is granted) for each calendar year during which any such Option granted to such Employee is outstanding at any time, as provided in Section 423 of the Code.



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SECTION 4.  METHOD OF PARTICIPATION
            -----------------------

     The first stock option period (the "Initial Option Period") for which Options may be granted hereunder shall commence on March 1, 2001 and end on March 30, 2001. After the Initial Option Period, the periods for which Options may be granted hereunder shall be from January 1 to March 30 and from July 1 to December 31 of each year. Such periods, together with the Initial Option Period, shall be referred to as the "Option Periods." Each person who will be an Eligible Employee on the first day of any Option Period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5. Such Employee will thereby become a participant ("Participant") on the first day of such Option Period and will remain a Participant until his or her participation is terminated as provided in the Plan.

SECTION 5.  PAYROLL DEDUCTION
            -----------------

     The payroll deduction authorization will request withholding at a rate (in whole percentages) of not less than 1% nor more than 15% from the Participant's Compensation by means of substantially equal payroll deductions over the Option Period from payroll periods ending in the Option Period. For purposes of the Plan, "Compensation" means all compensation paid to the Participant by the Company and currently includable in his or her income, including bonuses, commissions and other amounts includible in the definition of compensation provided in the Treasury Regulations promulgated under Section 415 of the Code, plus any amount that would be so included but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code, but not including payments under stock option plans and other employee benefit plans or any other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code. Once per quarter, a Participant may increase or decrease the withholding rate of his or her payroll deduction authorization by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective. All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant.

SECTION 6.  GRANT OF OPTIONS
            ----------------

     Each person who is a Participant on the first day of an Option Period will as of such day be granted an Option for such Period. Such Option will be for the number of whole shares of Stock to be determined by dividing (i) the balance in the Participant's withholding account on the last day of the Option Period, by
(ii) the purchase price per share of the Stock determined under Section 7; provided, that the maximum number of shares that may be purchased by any Participant for the Initial Option Period shall be that number of shares which had a fair market value of $8,333.33 on the first day of the Initial Option Period; provided, further, that the maximum number of shares that may be purchased by any Participant for any subsequent Option Period shall be that number of shares which had a fair market value of $12,500 on the first day of the Option Period. The Company will reduce, on a substantially proportionate basis, the number of shares of Stock purchasable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is insufficient.

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SECTION 7.  PURCHASE PRICE
            --------------

     The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock at (a) the time of grant of the Option or (b) the time at which the Option is deemed exercised, whichever is less. Fair market value will mean the Closing Price of the Stock. The "Closing Price" of the Stock on any business day will be the last sale price, regular way, with respect to such Stock, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, with respect to such Stock, in either case as reported on the NASDAQ Stock Market ("NASDAQ"); or, if such Stock is not listed or admitted to trading on NASDAQ, as reported on such other principal national securities exchange on which such Stock is listed or admitted to trading.

SECTION 8.  EXERCISE OF OPTIONS
            -------------------

     If any Employee is a Participant in the Plan on the last business day of an Option Period, he or she will be deemed to have exercised the Option granted to him or her for that period. Upon such exercise, the Company will apply the balance of the Participant's withholding account to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter will issue and deliver certificates for said shares to the Participant and will return to him or her the balance, if any, of his or her withholding account in excess of the total purchase price of the shares so issued; provided, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the Account and carried over to the next Period. No fractional shares will be issued hereunder.

     Notwithstanding anything herein to the contrary, the Company's obligation to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

SECTION 9.  INTEREST
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     No interest will be payable on withholding accounts.

SECTION 10.  CANCELLATION AND WITHDRAWAL
             ---------------------------

     A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel all or any part of his or her Options by written notice delivered to the Company. Upon such cancellation, the balance in the Participant's withholding account will be returned to the Participant.

     A Participant may terminate his or her payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last business day of an option period will be deemed to have canceled his or her Option.

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SECTION 11.  TERMINATION OF EMPLOYMENT
             -------------------------

     Upon the termination of a Participant's service with the Company by reason of retirement or disability (permanent or temporary) or upon a Participant's leave of absence with the Company, such Participant, by written notice to the Company, may request that the balance of his or her withholding account be applied to the exercise of his or her Option as of the last day of the Option Period pursuant to Section 8 of the Plan.

     In the absence of such a written notice to the Company, subject to Section 12, upon the termination of a Participant's service with the Company for any reason, he or she will cease to be a Participant, and any Option held by him or her under the Plan will be deemed canceled, the balance of his or her withholding account will be returned, and he or she will have no further rights under the Plan.

SECTION 12.  DEATH OF PARTICIPANT
             --------------------

     A Participant may file a written designation of beneficiary specifying who is to receive any stock and/or cash credited to the Participant under the Plan in the event of the Participant's death, which designation will also provide for the election by the Participant of either (i) cancellation of the Participant's Option upon his or her death, as provided in Section 10 or (ii) application as of the last day of the Option Period of the balance of the deceased Participant's withholding account at the time of death to the exercise of his or her Option, pursuant to Section 8 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option. A designation of beneficiary and election may be changed by the Participant at any time, by written notice. In the event of the death of a Participant and receipt by the Company of proof of the identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, the Company will deliver such stock and/or cash to which the beneficiary is entitled under the Plan to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company will deliver such stock and/or cash to the executor or administrator of the estate of the Participant, if the Company is able to identify such executor or administrator. If the Company is unable to identify such administrator or executor, the Company in its discretion may deliver such stock and/or cash to the spouse or to any one or more dependents of a Participant as the Company may determine. No beneficiary will, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

SECTION 13.  EQUAL RIGHTS; PARTICIPANT'S RIGHTS NOT TRANSFERABLE
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     All Participants granted Options under the Plan will have the same rights and privileges, and each Participant's rights and privileges under any Option granted under the Plan will be exercisable during his or her lifetime only by him or her, and will not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Options held by him or her may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.

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SECTION 14.  EMPLOYMENT RIGHTS
             -----------------

     Nothing contained in the provisions of the Plan will be construed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time.

SECTION 15.  CHANGE IN CAPITALIZATION
             ------------------------

     In the event of any change in the outstanding Stock of the Company by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, the maximum number of shares purchasable under an Option, and the Option price will be appropriately adjusted.

SECTION 16.  ADMINISTRATION OF PLAN
             ----------------------

     The Plan will be administered by the Board of Directors, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it will deem necessary or advisable.

SECTION 17.  AMENDMENT AND TERMINATION OF PLAN
             ---------------------------------

     The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 15) will have no force or effect unless it will have been approved by the shareholders within twelve months before or after its adoption.

     The Plan may be suspended or terminated at any time by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of the outstanding Options. The Plan will terminate in any case when all or substantially all of the Stock reserved for the purposes of the Plan has been purchased.

SECTION 18.  APPROVAL OF SHAREHOLDERS
             ------------------------

     The Plan will be subject to the approval of the shareholders of the Company secured within twelve months before or after the date the Plan is adopted by the Board of Directors.

SECTION 19.  EFFECTIVE DATE
             --------------

     The effective date of the Plan shall be March 1, 2001.

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